UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

89bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39122	36-4946844
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

142 Sansome Street, Second Floor

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 500-4614

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ETNB	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 28, 2021 (the “Effective Date”), 89bio, Inc. (the “Company”) and certain of its subsidiaries party thereto, as co-borrowers (together with the Company, the “Borrowers”), entered into the Third Amendment to Loan and Security Agreement (the “Amendment”) with the lenders referred to therein (the “Lenders”) and Silicon Valley Bank, as collateral agent (in such capacity, the “Collateral Agent”), which amended the Loan and Security Agreement, dated April 7, 2020 (as amended, the “Loan Agreement”). The Amendment provides for a secured term A loan facility (the “Term A Loan Facility”) in an aggregate principal amount equal to $20.0 million and a secured term B loan facility (the “Term B Loan Facility”) in an aggregate principal amount equal to $5.0 million, which such Term B Loan Facility shall be available upon the Company satisfying certain milestones. The Term A Loan Facility and the Term B Loan Facility mature on September 1, 2024. On the Effective Date, pursuant to the terms of the Amendment, the Borrowers were required to draw down $1.5 million under the Term A Loan Facility.

The obligations of the Borrowers under the Loan Agreement are secured by certain assets of the Borrowers, including substantially all of the assets of the Company, excluding the Company’s intellectual property. The loans incurred under the Loan Agreement will bear interest at the greater of (i) 4.25% and (ii) the sum of (a) the Prime Rate as reported in The Wall Street Journal plus (b) 1.00%.

In connection with the Amendment, the Company agreed to issue the Lenders warrants to purchase shares of the Company’s common stock (the “Warrants”). The exercise price per share for the Warrants is determined as the lower of (i) the average closing price per share of the Company’s common stock for the 10 days prior to the date of issuance or (ii) the closing price per share of the Company’s common stock on the day prior to the date of issuance (the “Warrant Exercise Price”). On the Effective Date, Warrants to purchase 33,923 shares of the Company’s common stock were issued with a Warrant Exercise Price of $19.12 per share. The Warrants may be exercised on a cashless basis, and are immediately exercisable through the tenth anniversary of the applicable funding date. The number of shares of common stock for which each Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments.

The foregoing descriptions of the Amendment and the Warrants do not purport to be complete and are qualified in their entirety by reference to the complete text of the Amendment filed as Exhibit 10.1 attached hereto and the form of Warrant filed as Exhibit 4.1 attached hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the Amendment is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above regarding the Warrants is incorporated by reference into this Item 3.02. The issuance of shares of the Company’s common stock underlying the Warrants will be made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock for Silicon Valley Bank

10.1	Third Amendment to Loan and Security Agreement, dated as of May 28, 2021, among Silicon Valley Bank, the Lenders party thereto, 89bio, Inc., 89bio Management, Inc. and 89Bio Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

89bio, Inc.

Date: June 4, 2021	By:	/s/ Rohan Palekar
Rohan Palekar
Chief Executive Officer